CONFIDENTIAL MEMORANDUM

DATE:	JANUARY 17, 2006
TO:	BRENT LOKASH
CC:	DOUGLAS MASON
FROM:	BRUCE MORLEY
RE:	Consulting Agreements Between Clearly Canadian Beverage Corporation (“Clearly
Canadian”), Criterion Capital Corporation (“Criterion”) and Bruce E. Morley Law Corporation
(“Law Corp.”)

By Confidential Memorandum dated September 30, 2005 (the “Memorandum”), Clearly Canadian, Criterion and Law Corp. entered into arrangements which amended certain consulting/legal services agreements (collectively, the “Agreements”) between the parties. The purpose of this memorandum is to clarify and confirm the intent of the parties with respect to certain matters referred to in the Memorandum and in the Agreements.

Specifically, under the Agreements and Memorandum, Clearly Canadian agreed to grant certain stock options in connection with the amendment and termination of the Agreements. The parties hereto wish to confirm their understanding and intent that such stock options were to be, and have been, properly granted to the principal of Criterion, namely, Douglas L. Mason, as to 150,000 stock options, and to the principal of Law Corp., namely, Bruce Morley, as to 100,000 stock options. The parties further acknowledge and agree that the aforesaid 150,000 stock options granted to Douglas Mason and the 100,000 options granted to Bruce Morley are fully vested and are exercisable at a price of $1.00 US per share in accordance with the terms of Clearly Canadian’s Stock Option Plan dated April 29, 2005.

The parties agree to execute and deliver such further and other agreements or documents and to cause to be done and performed any further and other acts and things as may be necessary or desirable in order to give full effect to the terms, conditions, intent and meaning of the transactions and agreements referred to herein.

The above terms are agreed to by the parties as of the 17th day of January, 2006.

Clearly Canadian Beverage Corporation		Criterion Capital Corporation
By	/s/ Brent Lokash	By	/s/ Douglas L. Mason

Authorized Signatory		Authorized Signatory

Bruce E. Morley Law Corporation
		By	/s/ Bruce E. Morley

Authorized Signatory

P:/WORD/2006/memos/0117